Exhibit 10.2

                 FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                 _______________________________________

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated May 12, 1998 between American Gaming & Entertainment, Ltd., a Delaware
Corporation (the "Company"), and J. Douglas Wellington, a resident of New Jersey ("Executive").

A. Executive desires to continue his employment as President and Chief Executive Officer of Company beyond the September 12, 1998 expiration of the term of his existing employment agreement dated as of September 12, 1996 (the "Agreement").

B.    The term of the Agreement expires on September 12, 1998.

C. Company desires to continue to retain the benefit of Executive's experience and loyalty, and to employ Executive as President and Chief Executive Officer of the Company under the terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. All of the terms and condition of the Agreement shall remain in full force and effect except as modified hereby. A copy of the Agreement is attached as Exhibit "A".

2. Paragraph 1(1) shall be deleted and replaced with: "Period" shall mean the four year period commencing on the date of the Agreement. If the parties hereto agree to any further extension of the Period, the term Period shall include all such extensions thereof, provided, the Company shall not be obligated to grant any such extensions.

IN WTNESS WHEREOF, the Company has caused the agreement to be signed by its officer pursuant to the authority of the board, and Executive has executed this agreement, as of the day and the year first written above.


                    AMERICAN GAMING & ENTERTAINMENT, LTD.

                            By: /s/ Paul Patrizio

                                _________________
                            Name: Paul Patrizio
                            Title: Chairman

                             /s/ J. Douglas Wellington

                             _________________________
                             J. Douglas Wellington
                             Address: 51 Beech Road
                                   Glen Rock, New Jersey 07452


Exhibit A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of September 12, 1996 between
American
Gaming & Entertainment, Ltd., a Delaware corporation (the
"Company"), and J. Douglas Wellington, a resident of New Jersey
("Executive").

     A. Executive desires to be employed as President and Chief Executive Officer of the Company.

     B. The Company desires to retain the benefit of Executive's experience and loyalty, and to employ Executive as President and Chief Executive Officer of the Company.

     C. The Company intends to negotiate with Shamrock Holdings Group, Inc., formerly known as Bennett Holdings, Inc., ("Bennett"), the Company's largest creditor and stockholder, to restructure all obligations due from the Company to Bennett. The Company understands that Shamrock is owned by Richard C. Breedan, the Trustee (the "Trustee") under Chapter 11 of the U.S. Bankruptcy Code for certain entities related to Bennett. Executive has advised that the Company that he would execute this Employment Agreement and agree to participate in the negotiation and restructuring efforts and be responsible for the day-to-day operations of the Company only if the Company pays to Executive the signing bonus set forth in Section 4(b) and causes to have issued to Executive the letter of credit set forth in Section 4(g).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

     1.     Definitions.
            ___________

            The terms used in this Agreement shall be defined as follows:

          (a) "Agreement" shall mean this Employment Agreement as amended from time to time.

          (b) "Base Salary" shall mean the annual base salary payable to Executive pursuant to Section 4(a) hereof.

          (c) "Board" shall mean the Board of Directors of the Company.

          (d) "Cause" shall mean termination of the Executive's employment with the Company by the Board because of (i) Executive's willful misconduct or gross negligence in the performance of, or the willful failure or refusal by Executive to perform substantially, Executive's duties and obligations under this Agreement, as an officer of the Company or the lawful duties which are otherwise assigned to Executive by the Board, (ii) the inexcusable repeated or prolonged absence from work by Executive (other than pursuant to a Permanent Disability (as defined below) of Executive), (iii) any breach by Executive of Executive's material obligations under this Agreement, (iv) the habitual abuse of illegal or intoxicating substances by Executive,
(v) conviction or entry of a plea of guilty to any felony by Executive, (vi) Executive's engagement in fraud, misappropriation, embezzlement, or other act or acts of dishonesty resulting in, or intended to result in, substantial personal enrichment of Executive at the expense of the Company or (vii) the entry of any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or intentional statute violation related to Executive's employment with the Company. A Cause pursuant to clauses (i) - (iv) of this
Section 1(d) shall be deemed to exist only if such Cause has not been cured by Executive within two weeks after written notice thereof from the Company to Executive.

          (e) A "Change in Control" shall be deemed to have occurred if, at any time during the two-year period after the date of this Agreement (1) any "person"(as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than an "Affiliate" (as defined in the Exchange Act) of Bennett) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power (with respect to the election of directors, or a merger, consolidation or liquidation of the Company or a sale of all or substantially all of the business or assets of the Company) of the Company's then outstanding securities who was not as of the date of this Agreement the Beneficial Owner of securities of the Company representing greater than 50% of such combined voting power of the Company's securities outstanding as of the date of this Agreement; (2) the consummation of a merger or consolidation of the Company with or into any other corporation, other than (A) a merger or consolidation which would result in all or substantially all of the Beneficial Owners of voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than 50% of the combined voting power (with respect to the election of directors, or a merger, consolidation or liquidation of the Company or a sale of all or substantially all of the business or assets of the Company) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (B) a merger, consolidation or distribution effected to implement a recapitalization or reorganization of the Company (or similar transaction) which results in no person (other than Bennett or any of its Affiliates) after such transaction, directly or indirectly, owning more than 40% of the combined voting power (with respect to the election of directors, or a merger, consolidation or liquidation of the Company or a sale of all or substantially all of the business or assets of the Company) of the Company's then outstanding securities; (3) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substatially all of the Company's business or assets to any person or (4) Bennett or the Trustee exercises control over the Company, including without limitation (A) causing the election of any person not currently a director of the Company to the Board or (B) causing the appointment of any person as an officer of the Company.

          (f)     "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.

          (g) "Committee" shall mean the Compensation Committee of the Board, if one exists and, if not, shall mean the Board.

          (h) "Confidential Information" shall have the meaning ascribed to it in Section 7 below.

          (i) "Effective Date" shall mean the date of this Agreement.

          (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (k) "Executive Benefit Plans" shall mean any plans within the meaning of Sections 4(c) and (d) of this Agreement.

          (l) "Period" shall mean the two-year period commencing on the date of this Agreement. If the parties hereto agree to any extension of the Period, the term "Period" shall include all such extensions thereof; provided, that the Company shall not be obligated to grant any such extension.

          (m) "Permanently Disabled" shall mean prevented from performing his obligations hereunder for a period of 120 consecutive days as a result of his physical or mental health, as evaluated by sufficient documentation including doctors' statements.

          (n) "Stock Options" shall mean any options held by Executive granting him the right to acquire shares of common stock of the Company.

          (o) "Substantial Breach" shall mean (1) a substantial reduction in the nature or status of Executive's responsibilities hereunder; provided, that it shall not be deemed to be a Substantial Breach if Executive's duties are revised so that he remains an officer but is removed or not reelected as President or as Chief Operating Officer or as a director of the Company; (2) a reduction by the Company in the Base Salary of Executive; (3) the failure by the Company to allow Executive to participate to the full extent in all plans, programs or benefits in accordance with Sections 4(b) to (d), inclusive, hereof; (4) the failure by the Company to pay, distribute or grant any amounts of cash, stock or other compensation to Executive to which he is contractually entitled; or (5) the failure of the Company to maintain its principal offices during the Period in Atlantic, Bergen, Passaic, Morris or Essex counties in New Jersey or Rockland county in New York, provided, however, that the Company move and maintain its principal offices through the end of the Period in Bergen, Passaic, Morris or Essex counties in New Jersey or Rockland county in New York upon the merger or consolidation with or into another entity. A Substantial Breach shall be deemed to occur only if such Substantial Breach has not been corrected by the Company within two weeks of receipt of notice from Executive of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach.

     2.     Employment and Duties.

          (a) General. From the date of this Agreement through the end of the Period, the Company hereby employs Executive, and Executive agrees upon the terms and conditions herein set forth, to serve as an officer of the Company and Executive, in such capacity, shall perform duties substantially the same as normally performed by persons in like positions in similar companies and substantially the same as those performed by Executive immediately prior to the date of this Agreement. So long as the principal offices of the Company are not located in Bergen, Passaic, Morris or Essex counties in New Jersey or Rockland county in New York, Executive may work one day per week from his home and the Company shall pay for a fax machine and fax line for Executive to work at such location.

          (b) No Other Employment. Throughout the time that Executive is employed by the Company during the Period, Executive shall, except as may from time to time be otherwise agreed in writing by the Company and unless prevented for less than 120 consecutive days by ill health, devote his full-time working hours to his duties hereunder and Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation (excluding outside board activities for a public charity, which involve modest time commitments) without the consent of the Board or otherwise engage in activities which would interfere with the performance of his duties hereunder; provided, however, that the Executive may render volunteer services for which he is not compensated so long as such services do not interfere with the performance of his duties hereunder.

     3. Term of Employment. Subject to earlier termination of employment hereunder pursuant to Sections 5 or 6 of this Agreement, the Company shall retain Executive during the Period and Executive shall serve in the employ of the Company for the Period.

     4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Period as compensation for services rendered hereunder:

          (a) Base Salary. The Company shall pay to Executive an annual base salary in the amount of one hundred and twenty-five thousand dollars ($125,000) (the "Base Salary") payable in accordance with the Company's standard payroll policies. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required to deduct or withhold therefrom. The Base Salary will be reviewed not less than annually by the Committee and may be increased at any time but may not be decreased without the consent of Executive.

          (b) Signing Bonus. Upon the execution by the Company and Executive of this Agreement, the Company shall promptly pay to Executive a signing bonus in the amount of sixty-two thousand five hundred dollars ($62,500).

          (c) Incentive Compensation. At all times during the Period, Executive shall be entitled to participate in all incentive compensation plans and programs of the Company in which other Company executives participate, existing from time to time. Subject to this Section 4, the Company shall at all times maintain incentive compensation plans and programs that provide Executive with substantially the same opportunities for incentive compensation as those in effect immediately prior to the date of this Agreement.

          (d) Stock Options. Executive shall be entitled to participate in all stock option plans and programs of the Company existing from time to time other than plans that exclude executive employees generally; provided, that the Company shall have no obligation to grant any options under such plans or programs; and provided, further, that upon exercise of the Company's rights set forth in Section 17 of the Company's Stock Option Plan the Company may terminate such plan. Notwithstanding the terms of the plans or agreements pursuant to which Executive's Stock Options were granted, in the event that Executive's employment hereunder is terminated by the Company pursuant to clause (v), (vi) or (vii) of
Section 1(d), all of Executive's Stock Options shall immediately terminate and Executive shall have no right to exercise such Stock Options or receive any payment for them. Upon the execution by the Company and Executive of this Agreement, the Company shall promptly grant to Executive options to purchase at the market price in effect on the date of this Agreement 350,000 shares of common stock of the Company pursuant to a stock option agreement having terms substantially similar to the existing stock option agreement covering Executive's existing options.

          (e) Other Executive Benefit Plans. Executive shall be eligible to participate in all pension and welfare plans and programs of the Company for executive employees, existing from time to time, including, without limitation, the following.

               (i)     All qualified benefit plans and programs
(e.g., defined contribution, supplemental retirement and Section
401(k) plans, long-term disability and life insurance plans and programs);

               (ii) All hospitalization and medical plans and programs; and

               (iii)   All retirement plans and programs.

Such other executive benefit plans shall be substantially similar to those plans in effect at the Company immediately prior to the Effective Date.

          (f) Severance Compensation. The Company shall pay to Executive a severance payment equal to two (2) years' Base Salary
(i) in the event that Executive is terminated without Cause, (ii) upon the occurrence of a Substantial Breach or (iii) Executive resigns from his employment hereunder after a Change in Control.

          (g) Letter of Credit. Upon execution of this Agreement by the Company and Executive, the Company shall cause to have issued an irrevocable letter of credit (the "L/C") in the amount of sixty-two thousand five hundred dollars ($62,500) to be paid to Executive in the event that (i) Executive's employment is terminated by the Company without Cause, (ii) the Company files for bankruptcy protection or an involuntary case is commenced against the Company, (iii) Executive remains employed by the Company for a period of one (1) year after the date of this Agreement, (iv) a Substantial Breach has occurred or (v) Executive resigns from his employment hereunder after a Change of Control.

          (h) Car Allowance. The Company shall pay to Executive a car allowance of $500 per month, payable on the first of each month, with the payment for September 1996 being made upon execution of this Agreement.

          (i) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company (except as provided in Section 6(c)). Notwithstanding any provision hereof, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement. Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

     5.     Termination of Employment for Cause.

          (a) Compensation and Benefits. If, prior to the expiration of the Period, (i) Executive's employment hereunder is terminated by the Company for Cause, or (ii) Executive resigns from his employment hereunder other than under circumstances covered by
Section 6 below, Executive shall not be eligible to receive any compensation or benefits or to participate in any plans or programs under Section 4 hereof with respect to the Period after the date of such termination except for the right to receive benefits under any plan or program, to the extent vested, in accordance with the terms of such plan or program and except for benefits provided in accordance with customary practices of the Company at Executive's expense (e.g., hospitalization and medical insurance); provided, however, that Executive's Stock Options shall be governed by the provisions of Section 4(d) above.

           (b) Date of Termination. The date of termination of Executive's employment hereunder by the Company under this Section 5 shall be (i) immediately upon receipt by Executive of written notice of termination for Cause; provided, that the Cause specified in such notice shall not have been corrected by Executive within two (2) weeks after Executive received notice of such Cause if Executive had the right pursuant to Section 1(d) to cure such Cause or (ii) immediately upon receipt by the Company of written notice of Executive's resignation, except if such resignation is due to a Substantial Breach.

     6.    Termination of Employment Other Than For Cause.

           (a) Compensation and Benefits. If, prior to the expiration of the Period, Executive's employment hereunder is terminated by the Company without Cause or for any reason within one year after a Change in Control, or if, prior to the expiration of the Period, Executive resigns from his employment hereunder following a Substantial Breach or for any reason within one year after a Change in Control, or if, prior to the expiration of the Period, Executive dies or becomes Permanently Disabled while employed hereunder, notwithstanding such termination or resignation, through the end of the Period:

               (i) Executive shall be entitled to continue to receive payments through the expiration of the Period under Section 4(a) above at the rate of his Base Salary as in effect on the date of termination or resignation;

               (ii)     Executive shall be entitled to receive
bonuses under any incentive compensation plans described in Section 4(b) as in effect on the date of termination or resignation determined as though Executive had remained employed pursuant to this Agreement;

               (iii)     All of Executive's Stock Options shall
immediately vest and remain exercisable through the option term of each respective Stock Option as set forth in the respective Stock
Option grant letter;

               (iv)     Executive shall remain eligible to
participate in all Executive Benefit plans and for purposes of determining Executive's participation and benefits thereunder, Executive's employment with the Company shall be deemed to continue and his compensation shall include the payments under Section 6(a)(i) and (ii) above; and

               (v) Executive shall be entitled to receive the severance compensation described in Section 4(f).

          (b) Date of Termination. The date of termination's of Executive's employment by the Company under this Section 6 shall be the date specified in the written notice of termination to Executive, or if no such date is specified therein, the date on which such notice is given to Executive. The date of resignation by Executive under this Section 6 as a result of a Substantial Breach shall be immediately upon receipt by the Company of written notice of resignation; provided, that the Substantial Breach shall not have been corrected by the Company during the two (2) week period after such notice of such Substantial Breach was provided to the Company pursuant to Section 1(p) hereunder. The date of termination of Executive's employment in the event of his death shall be the date of Executive's death or in the event Executive becomes Permanently Disabled, 120 days after the date such disability commenced.

          (c) Reduction in Payments. The amount of any payments of compensation and benefits to Executive under this Section 6 shall be reduced by the amount, if any, necessary to prevent any part of such payments from being treated as an "excess parachute payment" (as that term is defined for purposes of Section 280G(b)(1) of the Code and the related federal tax regulations); provided, however, that such reduction shall apply only if the reduction will result in payments to Executive under this Section
6 which have, after consideration of all applicable taxes, a greater after-tax benefit to Executive than the amount of such payments to Executive under this Section 6 computed without such reduction. The determination of relative benefits shall be made by the Company on the basis of information supplied by Executive.

     7.    Nondisclosure of Confidential Information.

           (a) Definition. For purposes of this Agreement "Confidential Information" means any information or compilation of information, not generally known, which is proprietary to the Company and relates to the Company's existing or reasonably foreseeable business. All information which the Company identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information. Confidential Information shall also include any confidential information of a parent, subsidiary or sister corporation of the Company and any information disclosed by a third party under contract with the Company which contract requires such disclosed information be kept confidential. Confidential Information shall not include information that is in or enters the public domain other than through a breach of confidentiality owed to the Company.

           (b) Nondisclosure. During the Period and at all times thereafter, Executive shall hold in strictest of confidence and will never disclose, furnish, transfer, communicate, make assessable to any person or use in any way Confidential Information for Executive's own or another's benefit or permit the same to be used in competition with the Company, nor will Executive accept any employment which would, by the nature of the position, inherently involve the use or disclosure by Executive of Confidential Information.

     8. Specific Performance and Injunctive Relief. In addition to any other relief afforded by law, the Company shall have the right to enforce the covenants contained in Section 7 hereof by specific performance and by preliminary, temporary and permanent injunctive relief, against Executive and any other person concerned thereby, it being understood that damages, specific performance or injunctive relief, shall be proper modes of relief and are not to be considered as alternative remedies. If the Company is successful in any action for specific performance or injunctive relief the costs incurred by the Company related thereto, including reasonable attorneys' fees and expenses, shall be paid by Executive.

     9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any and all oral or written understanding between the parties hereto.

     10. Headings of No Effect. The Section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     11. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successor to or assigns of the Company, and Executive's heirs and the personal representative of Executive's estate.

     12. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     13. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party hereto of compliance with any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     14. Renewal. The Company shall be under no obligation to renew this Agreement.

     15. Governing Law. All matters affecting this Agreement, including the validity hereof, are to be governed by, interpreted and construed in accordance with the laws of the State of New
Jersey.

     16. Notices. Any notice hereunder by either party hereto to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at the address specified under Executive's signature hereto or such other address which Executive has advised the Company to send notice to, or if addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices and to the attention of each member of the Board of Directors of the Company at their respective business addresses. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

     17. Consideration. The parties acknowledge that the restrictions contained in Section 7 hereof are a reasonable and necessary protection of the immediate interests of the Company and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Employment Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions.

IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its officer pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

                    AMERICAN GAMING & ENTERTAINMENT, LTD.

                    By: /s/ Paul L. Patrizio
                        _________________________________

                           Name: Paul L. Patrizio
                           Title:   Chairman

                    /s/ J. Douglas Wellington
                    _____________________________________

                                J. Douglas Wellington
                    Address:    51 Beech Road
                                Glen Rock, NJ 07452